Exhibit 10.1
THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL
TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [ * * *] AND
HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION.
LICENSE AGREEMENT
by and between
WYETH HOLDINGS CORPORATION
and
NOVAVAX, INC.
dated as of
July 5, 2007

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [ * * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
LICENSE AGREEMENT
THIS AGREEMENT is made as of July 5, 2007 by and between Wyeth Holdings Corporation, having a place of business at Five Giralda Farms, Madison, New Jersey 07940 U.S.A. (“Wyeth”), and Novavax, Inc., a Delaware corporation, having its principal place of business at 9920 Belward Campus Drive, Rockville, Maryland 20850 U.S.A. (“Novavax”). Wyeth and Novavax may each be referred to herein individually as a “Party” and collectively as the “Parties”.
     Wyeth is the owner of the Licensed Patent Rights, as defined below.
     Novavax wishes to obtain a license under the Licensed Patent Rights, to practice the processes included or claimed in the Licensed Patent Rights and to make, have made, use and sell Products, as defined below.
     Wyeth is willing to grant such a license to Novavax on the terms and conditions of this Agreement.
     Wyeth and Novavax have therefore agreed as follows.
1. DEFINITIONS
     The following terms shall have the meanings indicated in this Agreement:
     1.1. “Agreement” means this Agreement, including all schedules hereto.
     1.2. “Affiliate” means as of any point in time and for so long as such relationship continues to exist with respect to any Person, any other Person controlled by, controlling, or under common control with either such Person. For this purpose, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the voting stock (or the equivalent) of such Person or having the right to direct, appoint or remove a majority or more of the members of its board of directors (or their equivalent), or having the power to control the general management of such Person, by contract, law or otherwise. Notwithstanding the foregoing, the term “Affiliate” shall not include Persons in which a Party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the board of directors or other governing body, but is restricted from electing such majority by contact or otherwise, until such time as such restrictions are no longer in effect.
     1.3. “Applicable Percentage” means [* * *].
     1.4. “Avian Influenza Strain” means strain of influenza A from a subtype of influenza virus circulating among birds (and not circulating among humans).

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [ * * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
     1.5. “Bankruptcy Event” means, with respect to a specified Person, (i) the filing by such Person in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an the appointment of a receiver or trustee of such other Party or of its assets, (ii) the filing against such Person of an involuntary petition for any bankruptcy or insolvency proceeding which petition is not dismissed within sixty (60) days after filing, (iii) the making by such Person of an assignment for the benefit of its creditors, (iv) the taking of possession of any material part of the assets of such Person by a lien holder or other encumbrancer, or (v) the levy or enforcement of any distress, execution or other process upon or against any of the material assets of such Person.
     1.6. “Commercially Reasonable Efforts” means those diligent efforts consistent with the exercise of prudent scientific and business judgment, as applied by a party to the development and commercialization of its own pharmaceutical products at a similar stage of development and with similar market potential, but in any event at least those efforts and resources normally used by a similarly situated company in the biotechnology/pharmaceutical industry with respect to a product owned by such company or to which such company has similar rights, which is of similar commercial potential at a similar stage in its development or product life.
     1.7. “Covered Product” means any unit of any Product the manufacture, sale or use of which is covered by any claim within the Licensed Patent Rights in any country where such unit of Product is manufactured, sold or used. For the avoidance of doubt, (a) if a unit of Product is manufactured in a country where at least one (1) claim of the Licensed Patent Rights covers the manufacture, sale or use of such unit of Product but such unit of Product is sold or used in another country where the manufacture, sale or use of such unit of Product is not covered by any claim of the Licensed Patent Rights, such unit of Product is a Covered Product for purposes of this Agreement, and the royalty owed on such Covered Product pursuant to Section 3.1.6 shall be due and owing on the Net Sales arising from sales of such Covered Product in the country in which sold, and (b) if a unit of Product is manufactured in a country where no claim of any Licensed Patent Right covers the manufacture, sale or use of such unit of Product but such unit of Product is sold or used in another country where at least one (1) claim of the Licensed Patent Rights covers the manufacture, sale or use of such unit of Product, such unit of Product is a Covered Product for purposes of this Agreement, and the royalty owed on such Covered Product pursuant to Section 3.1.6 shall be due and owing on the Net Sales arising from sales of such Covered Product in the country in which sold; and (c) if a unit of Product is manufactured in a country where no claim of any Licensed Patent Right covers the manufacture, sale or use of such unit of Product, and such unit of Product is sold or used in another country where the manufacture, sale or use of such unit of Product is not covered by any claim of the Licensed Patent Rights, such unit of Product is not a Covered Product for purposes of this Agreement, and no royalty would be owed on such Product.
     1.8. “Effective Date” means the date referenced in the opening paragraph of this Agreement.
     1.9. “Field” means human vaccines for the prevention and treatment of one or more Indications.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [ * * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
     1.10. [* * *].
     1.11. “Indication” means each of Seasonal Flu, Pandemic Flu, [* * *].
     1.12. “Licensed Patent Rights” means the patent applications described on Schedule 1, all patent applications that claim priority thereto, all divisionals, continuations or continuations-in-part thereof (to the extent claiming priority to the patent applications described on Schedule 1), all patents that issue therefrom, and any reissue, re-examination, renewal, supplementary protection certificate or extension of any such patent, and any foreign counterparts and equivalents of any of the foregoing.
     1.13. “Net Sales” means the gross amount invoiced for any sale of any Product by Novavax, any Novavax Affiliate or any permitted sublicensee, as appropriate (a “Selling Person”), to a non-Affiliate in a bona fide arm’s length transaction, less the following deductions, in each case to the extent specifically related to the Product and taken by the Selling Person or otherwise paid for or accrued by the Selling Person in accordance with GAAP (“Permitted Deductions”):
     (i) trade, cash, promotional and quantity discounts and wholesaler fees;
     (ii) taxes on sales (such as excise, sales or use taxes or value added taxes) to the extent imposed upon and paid directly with respect to the sales price (and excluding national, sales or local taxes based on income);
     (iii) freight, insurance, packing costs and other transportation charges to the extent included in the invoice price to the buyer;
     (iv) amounts repaid or credits taken by reason of damaged goods, rejections, defects, expired dating, recalls, returns or because of retroactive price reductions; and
     (v) charge back payments and rebates granted to (a) managed healthcare organizations, (b) federal, state and/or provincial and/or local governments or other agencies, (c) purchasers and reimbursers, or (d) trade customers, including wholesalers and chain and pharmacy buying groups.
It is understood that accruals taken as a deduction against Net Sales will be periodically reviewed by Novavax in accordance with GAAP and if any accrual is reversed by a Selling Person a corresponding credit will be made to Net Sales in the period in which the reversal is made. Net Sales of any Product that is a Combination Product (for purposes hereof, a “Combination Product” means any product that comprises a Product and other therapeutically or diagnostically active compounds or ingredients that are not Products) shall be a fraction of such Net Sales reasonably determined as follows:

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [ * * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
Except as provided below, the Net Sales amount for a sale of a Combination Product (a “Combination Sale”) shall equal the gross amount invoiced for the Combination Sale, reduced by the Permitted Deductions (the “Net Combination Sale Amount”), multiplied by the fraction A/(A+B), where:
A is the invoice price, in the country where such Combination Sale occurs, of the Product contained in the Combination Product, if sold as a separate Product in such country by the Selling Person and B is the aggregate of the invoice price or prices, in such country, of such other products or active ingredients/components, as the case may be, included in the Combination Product if sold separately in such country by the Selling Person.
In the event that the Selling Person sells the Product included in a Combination Product as a separate Product in a country, but does not separately sell all of the other products or active ingredients/components, as the case may be, included in such Combination Product in such country, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction A/C where:
A is the Selling Person’s average wholesale price, in such country, of the Product contained in such Combination Product when sold as a separate Product by the Selling Person, and C is the average wholesale price, in such country, charged by the Selling Person for the entire Combination Product.
In the event that the Selling Person does not sell the Product included in a Combination Product as a separate Product in the country where such Combination Sale occurs, but does separately sell all of the other products or active ingredients/components, as the case may be, included in the Combination Product in such country, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction (C-D)/C, where:
C is the average wholesale price, in such country, charged by the Selling Person for the entire Combination Product, and D is the average wholesale price charged by the Selling Person for the other products or active ingredients/components, as the case may be, included in the Combination Product.
Where the calculation of Net Sales resulting from a Combination Sale in a country cannot be determined by any of the foregoing methods, the calculation of Net Sales for such Combination Sale shall be that portion of the Net Combination Sale Amount reasonably determined in good faith by the Parties as properly reflecting the value of the Product included in the Combination Product.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [ * * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
     1.14. “Non-seasonal Human Influenza Strain” means a strain of influenza A virus that has infected a human, and has not been included in the annual seasonal trivalent composition, A Non-seasonal Human Influenza Strain can be from a subtype that includes any combination of hemagglutinin and neuraminidase. As of the Effective Date, Non-seasonal Human Influenza Strains currently come from, but are not limited to, influenza A subtypes H1N1, H3N2, H5N1, H5N2, H5N3, H2N2, H7N2, H7N7, H9N1, and H9N2.
     1.15. “Non-seasonal Influenza Strain” means a Non-seasonal Human Influenza Strain, an Avian Influenza Strain, or any influenza strain that is not a Seasonal Influenza Strain.
     1.16. “Pandemic Flu” means influenza caused by a Non-seasonal Influenza Strain.
     1.17. “Party” means each party to this Agreement and their respective successors and permitted assigns.
     1.18. “Person(s)” means any natural person(s) or legal entity.
     1.19. “Product” means any product in any Field containing VLPs.
     1.20. [* * *].
     1.21. “Royalty Payments” is defined in Section 6.
     1.22. “Seasonal Flu” means influenza caused by a Seasonal Influenza Strain.
     1.23. “Seasonal Influenza Strain” means a strain of influenza virus circulating widely among humans, that is an influenza B virus or influenza A virus strain designated by World Health Organization (the “WHO”) and/or Centers for Disease Control and Prevention, the United States Department of Health and Human Services (the “CDC”) as a vaccine target for the preparation of the annual influenza vaccine trivalent composition. As of the Effective Date, current Seasonal Influenza Strains are from influenza A subtypes H1N1 and H3N2 and influenza B.
     1.24. “Territory” means all countries in the world.
     1.25. “Third Party” means any Person other than Wyeth, Novavax or their respective Affiliates.
     1.26. “VLP” means a self-assembling virus-like particle [* * *].
2. LICENSE RIGHTS; DUE DILIGENCE
     2.1. Non-Exclusive License. Subject to the terms and conditions of this Agreement, Wyeth hereby grants to Novavax a non-exclusive license, with the limited right to grant sublicenses as set forth in Section 2.2, under the Licensed Patent Rights to research, develop, make, have made, use, sell, offer for sale and import Products in the Field in the Territory.
     2.2. Sublicensing. Notwithstanding anything herein to the contrary, Novavax shall have the right to grant sublicenses only as follows:

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [ * * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
     2.2.1. Sublicenses to Third Parties. Novavax shall have the right, without the consent of Wyeth, but with prompt (and in any case within ten (10) days after execution of the relevant sublicense agreement) written notice to Wyeth, to grant sublicenses under the license granted to Novavax herein to Third Parties for purposes of development and/or commercialization of Products; provided, that Novavax must obtain the prior written consent of Wyeth to sublicense the Licensed Patent Rights to any Third Party where such sublicense does not include a license to development and/or commercialization rights under other patent applications, patents or technology owned or controlled by Novavax, to such Third Party.
     2.2.2. Wyeth Retained Licensing Rights. For the avoidance of doubt, Wyeth retains the right (a) for itself and for its Affiliates, successors and assigns to research, develop, make, have made, use, sell and import Products and to otherwise make, use, sell and import Products and other products under the Licensed Patent Rights, and (b) to grant licenses and sublicenses to Third Parties to research, develop, make, have made, use, sell and import Products and other products.
     2.2.3. Sublicense Agreements; Payments; Copies of Sublicense Agreements. Novavax shall provide to Wyeth a copy of all sublicense agreements entered into under this Agreement within ten (10) days of the effective date of each sublicense agreement; provided, that Novavax may redact from such copy any information that is not reasonably necessary to establish Novavax’s compliance with the terms and conditions of this Agreement. In addition to the Royalty Payments and milestones payments described in Section 3 (which would be payable in full for Net Sales made by sublicensees and the achievement of the relevant milestone events by sublicensees), Novavax shall pay to Wyeth [* * *] of all additional amounts received by Novavax as consideration for any sublicense to the Licensed Patent Rights granted under this Agreement (i.e., such additional amounts being equal to the difference of payments received by Novavax from a sublicensee covered by this Section 2.2.3 less amounts paid to Wyeth by Novavax under Section 3.1 on Product sales or the achievement of Product milestone events, as applicable), payable within thirty (30) days after receipt of any such payment by Novavax, other than any amounts payable (i) as bona fide payments for the cost of research and development services actually performed, (ii) as equity or debt funding, or (iii) for any fair market value purchases of materials from Novavax by a Third Party sublicensee. By way of example in the context of milestone payments, if Novavax receives [* * *] from a sublicensee upon [* * *] by such sublicensee, then Novavax would be entitled to deduct the [* * *] payment due pursuant to Section 3.1.3.1 in calculating the payments due under this Section and, subject to the terms and conditions of this Agreement, the resulting payment under this Section would be [* * *]. By way of example in the context of royalty payments, if Novavax receives an [* * *] royalty from a sublicensee for Product sales, then Novavax would be entitled to deduct the [* * *] royalty due Wyeth pursuant to Section 3.1.6 in calculating the payments due under this Section and, subject to the terms and conditions of this Agreement, the resulting payment under this Section would be [* * *] of the [* * *] royalty on Product sales. Novavax shall be responsible for the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provides for such amount to be paid by the sublicensee directly to Novavax. Novavax shall promptly provide to Wyeth any other information or documents reasonably requested by Wyeth to ascertain Novavax’s compliance with this Section 2.2. All sublicenses granted hereunder shall be consistent with and subject to the terms and conditions of this Agreement, including without limitation all payment obligations of Novavax hereunder.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [ * * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
     2.3 Restriction on other Rights. No right or license is granted to Novavax in or to any right or interest of Wyeth that is not specifically set forth in this Agreement.
     2.4 Due Diligence. Novavax shall use Commercially Reasonable Efforts to develop, manufacture and commercialize at least one Product in each Indication in the Territory. Wyeth acknowledges and agrees that, as of the Effective Date, Novavax’s development efforts will be directed primarily at the Seasonal Flu and Pandemic Flu Indications. Novavax shall provide to Wyeth on each annual anniversary of the Effective Date a written report detailing its Product research, development, manufacturing and commercialization activities. Any such reports will be held in strict confidence by Wyeth and not disclosed to any Third Party and Wyeth will use such reports only for purposes of this Agreement. Novavax shall comply with all applicable laws and regulations. Novavax shall be responsible for obtaining all regulatory approvals required for the development, manufacture and sale of Products.
3 PAYMENTS
     3.1 Payments. Novavax shall make the following payments to Wyeth as consideration for the rights granted by Wyeth hereunder:
     3.1.1 Licensing Fee. Within fifteen (15) days after the Effective Date, Novavax shall pay Wyeth a non-refundable licensing fee of [* * *].
     3.1.2 Annual License Maintenance Fee. Novavax shall pay to Wyeth an annual license maintenance fee of [* * *] for each Indication (i.e., a total of U.S. [* * *] for all [* * *] Indications) with respect to which this Agreement has not expired or been terminated, such amount payable on or before each annual anniversary of the Effective Date. Each annual license maintenance fee for a particular Indication shall be payable on each such anniversary until the First Commercial Sale of any Product for such Indication in the Territory.
     3.1.3 Milestone Payments for Products other than Pandemic Flu Products. Novavax shall pay to Wyeth the following non-refundable milestone payments within thirty (30) days after the date when each Product, other than a Product labeled solely for Pandemic Flu (i.e., if a Product is indicated solely for Pandemic Flu, the milestones in this Section 3.1.3 shall not apply, but if a Product is indicated for Pandemic Flu and one or more other Indications, both this Section 3.1.3 and Section 3.1.4 shall apply as set forth in Section 3.1.5), reaches a milestone described below with respect to each Indication (whether achieved by or on behalf of Novavax or any of its Affiliates or sublicensees):

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [ * * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
3.1.3.1 [* * *];
3.1.3.2 [* * *];
3.1.3.3 [* * *]; and
3.1.3.4 [* * *].
The total of all milestone payments that will be payable under this Section 3.1.3 for each Product is [* * *].
     3.1.4 Milestone Payments for Pandemic Flu Products. Novavax shall pay to Wyeth the following non-refundable milestone payment within thirty (30) days after the date when each Product for Pandemic Flu (whether indicated solely for Pandemic Flu or indicated for Pandemic Flu and one or more other Indications) reaches the milestone described below (whether achieved by or on behalf of Novavax or any of its Affiliates or sublicensees):
3.1.4.1 [* * *]
3.1.4.2 [* * *].
     3.1.5 Multiple Indications; Etc. As used in Sections 3.1.3 and 3.1.4, “each Product” means, a Product for a separate Indication. Accordingly, for the avoidance of doubt, if a Product achieves an event described in Section 3.1.3 or 3.1.4 above for more than one Indication (e.g., [* * *]), the relevant milestone would be payable for each such Indication (in the example given above, a total of [* * *] million would be payable). In addition, if Novavax pays the [* * *] milestone referred to in Section 3.1.3 above for a Product without having paid the [* * *] milestones (or both) for such Product, Novavax shall at the same time pay such [* * *] milestones. If Novavax pays the milestone referred to in Section 3.1.3.4 above for a Product without having paid the [* * *] milestones (or both) for such Product, Novavax shall at the same time pay such [* * *] milestones. For clarity, (a) with respect to any Product for Seasonal Flu for which milestone payments have been paid for the Seasonal Flu Indication, an addition or change to the Seasonal Influenza Strains targeted by such Product would not alone constitute a separate Product for Seasonal Flu and no additional milestone payments would be payable solely on account of any such addition or change, (b) with respect to any Product for Pandemic Flu for which the milestone payments under Section 3.1.4 has been paid, a change within the specific Non-seasonal Influenza Strain(s) targeted by such Product (i.e., a change within H5N1) would not alone constitute a separate Product for Pandemic Flu, and accordingly no additional milestone payment would be payable under Section 3.1.4 solely on account of the [* * *] of such a Product containing any such change, but [* * *] and (c) a Product indicated for both Pandemic Flu and Seasonal Flu shall be subject to the milestone payments in both Section 3.1.3 and Section 3.1.4 upon achievement of the events described therein.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [ * * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
     3.1.6 Royalties. Novavax shall pay or cause to be paid to Wyeth, pursuant to Section 3.4, a royalty equal to the Applicable Percentage of all Net Sales of all Covered Products by Novavax or any of its Affiliates or permitted sublicensees (“Royalty Payments”).
     3.2 Records. During the term of this Agreement and for three (3) years thereafter, Novavax shall (and shall cause its Affiliates and permitted sublicensees to) keep complete and accurate records of sales of Products and such other matters as may affect the determination of any amount payable to Wyeth hereunder in sufficient detail to enable certified public accountants engaged by Wyeth to determine any amounts payable to Wyeth under this Agreement. Novavax shall (and shall cause its Affiliates and permitted sublicensees to) permit certified public accountants engaged by Wyeth, at Wyeth’s expense (except as provided below), to examine not more than once in any twelve-month period per Person its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement or the accuracy of any amount payable hereunder. In addition, Novavax shall (and shall cause its Affiliates and permitted sublicensees to) permit Wyeth or its representatives to examine periodically any documents relating to its sublicensing of the Licensed Patent Rights during regular business hours. Should any examination conducted by Novavax or its representatives pursuant to the provisions of this paragraph result in an increase of more than 10% of any payment due Wyeth hereunder, Novavax shall be obligated to reimburse any out of pocket expenses incurred by Wyeth with respect to such examination within thirty (30) days after receipt of an invoice therefor from Wyeth.
     3.3 Reports. Within thirty (30) days after March 31, June 30, September 30 and December 31 of each year, Novavax shall deliver to Wyeth a true and accurate report, giving such particulars of the business conducted by Novavax, its Affiliates and permitted sublicensees during the preceding quarter under this Agreement as are pertinent to an accounting for any Royalty Payments or other payments hereunder. Each such report will contain at least the following information: the number and kind of Products sold in each country, total gross invoice amounts for each such Product, deductions applicable to determine Net Sales thereof, a calculation of the amount due to Wyeth for the relevant period and the exchange rate used to convert any Royalty Payments into United States Dollars. Each report also will contain Novavax’s good faith, non-binding estimate of total Net Sales for all Products by Novavax, its Affiliates and its permitted sublicensees for each of the four consecutive calendar quarters beginning with the calendar quarter in which such report is delivered. In addition to the foregoing, Novavax shall notify Wyeth promptly of the receipt by Novavax or any of its Affiliates or permitted sublicensees of any marketing authorization or approval or other regulatory approval with respect to any Product. Any reports provided by Novavax pursuant to this Section 3.3 will be held in strict confidence by Wyeth and not disclosed to any Third Party and Wyeth will use such reports only for purposes of this Agreement.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [ * * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
     3.4 Payments. Within thirty (30) days of the end of each calendar quarter in which any Net Sales occur, Novavax shall calculate the Royalty Payments owed to Wyeth and shall remit to Wyeth the amount owed to Wyeth. For purposes of determining when a sale of a Product occurs, the sale shall be deemed to occur on the date of invoice to the purchaser of the Product. All other payments to be made to Wyeth hereunder shall be made on the dates specified herein. All late payments shall accrue interest at the rate of [* * *] per month from the date due through the date paid.
     3.5 Form of Payment; Taxes. All amounts payable to Wyeth hereunder shall be payable in United States Dollars without deductions for taxes, assessments, fees, or charges of any kind. Novavax shall be responsible for the payment of all withholding taxes imposed by any country on any royalty or other payment payable to Wyeth hereunder and the percentage or other amounts payable to Wyeth hereunder shall not be reduced to reflect the payment of any such withholding tax. All amounts payable to Wyeth hereunder shall be payable in United States dollars by wire transfer of immediately available funds to an account designated in writing by Wyeth, or by such other method as Wyeth may reasonably designate, provided, however, that if the law of any foreign country prevents any payment payable to Wyeth hereunder to be made by wire transfer of immediately available funds to such account, or as otherwise designated by Wyeth, or prevents any such payment to be made in United States Dollars, Wyeth agrees to accept such royalty in form and place as permitted, including deposits by Novavax in the applicable foreign currency in a local bank or banks in such country designated by Novavax. If any currency conversion is required in connection with any payment to Wyeth hereunder, such conversion shall be made at the buying rate for the transfer of such other currency as quoted by The Wall Street Journal on the last business day of the applicable accounting period, in the case of any payment payable with respect to a specified accounting period, or, in the case of any other payment, the last business day prior to the date of such payment.
4 [* * *]
     4.1 [* * *].
5 PROTECTION OF INTELLECTUAL PROPERTY RIGHTS
     5.1 Patent Prosecution/Patent Costs. Wyeth shall be responsible for the prosecution, maintenance and renewal, of all Licensed Patent Rights at its own expense, and will consult with Novavax in connection with such activities.
     5.2 Infringement by Third Parties. Novavax shall promptly advise Wyeth in writing of any infringement or suspected infringement of any of the Licensed Patent Rights of which Novavax becomes aware. In the case of any infringement of any Licensed Patent Rights by any Third Party (an “Infringer”) during the term of this Agreement, Wyeth shall have the right under Wyeth’s control and at Wyeth’s expense to prosecute any Third Party infringement of the Licensed Patents. Subject to Wyeth’s control of any such proceeding, Novavax shall have the right, at its own expense and using counsel of its choosing, to participate in such proceeding. Novavax shall assist Wyeth as reasonably requested in taking any such action against any such Infringer. Any amount recovered by or reimbursed to Wyeth as a result of any action taken by Wyeth under this Section 5.2 (including, without limitation, from any settlement or other voluntary disposition thereof) will be retained solely by Wyeth.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [ * * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
     5.3 Patent Marking. Novavax shall use appropriate patent marking on Products. Novavax shall register or record this Agreement as is required by law or regulation in any country.
6 INDEMNIFICATION; ETC.
     6.1 Indemnification.
     6.1.1 Novavax shall indemnify, defend and hold harmless Wyeth, its Affiliates, and their respective directors, partners, officers, managers, employees and agents and their respective successors, heirs and assigns (each an “Indemnitee”), against any liability, damage, deficiency, loss, obligation or expense of any kind (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon any Indemnitee through any claim, suit or action by a Third Party to the extent arising out of or relating to (a) any death, illness, personal injury, property damage, improper business practices, violation of law or governmental regulation, rule or order, or other loss or harm arising out of the research, development, manufacture, sale, use or other disposition of any Product by Novavax, its Affiliates or sublicensees (whether based on negligence or other tort, warranty, strict liability, or any other theory) or (b) any breach of this Agreement by Novavax.
     6.1.2 Each Indemnitee will notify Novavax within sixty (60) days after it becomes aware of a claim for which indemnification may be sought hereunder (but failure to give such notice shall not relieve Novavax of its indemnification obligations hereunder except solely to the extent that Novavax is actually prejudiced by such failure. Novavax, upon request of the Indemnitee, shall retain counsel reasonably satisfactory to the Indemnitee to represent the Indemnitee and shall pay the fees and expenses of such counsel related to such proceeding. The Indemnitee agrees to cooperate fully with Novavax in the defense of any such claim, action or proceeding, or any litigation resulting from any such claim. In any such proceeding, the Indemnitee shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (a) Novavax and the Indemnitee shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both Novavax and the Indemnitee and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses shall be reimbursed as they are incurred. Novavax shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Novavax agrees to indemnify the Indemnitee from and against any loss or liability by reason of such settlement or judgment. Novavax shall not, without the written consent of the Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which the Indemnitee is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnitee, unless such settlement includes an unconditional release of the Indemnitee from all liability on claims that are the subject matter of such proceeding.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [ * * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
     6.1.3 This Section 6.1 shall survive expiration or termination of this Agreement.
     6.2 Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY MAKES NO EXPRESS OR IMPLIED WARRANTY INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE LICENSED PATENT RIGHTS OR ANY PRODUCTS OR OTHERWISE AND HEREBY DISCLAIMS THE SAME. EXCEPT AS PROVIDED BELOW, WYETH MAKES NO EXPRESS OR IMPLIED WARRANTY THAT THE MANUFACTURE, USE OR SALE OF ANY PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER RIGHT OF ANY PARTY AND HEREBY DISCLAIMS THE SAME.
     6.3 Representations and Warranties of Wyeth. Wyeth hereby represents, warrants and covenants to Novavax that Wyeth has the full right and authority to execute and perform this Agreement and the execution and performance of this agreement by Wyeth will not conflict with, cause a default under or violate any existing contractual obligation that may be owed by Wyeth to any Third Party.
     6.4 Representations and Warranties of Novavax. Novavax hereby represents, warrants and covenants to Novavax that Novavax has the full right and authority to execute and perform this Agreement and the execution and performance of this agreement by Novavax will not conflict with, cause a default under or violate any existing contractual obligation that may be owed by Novavax to any Third Party.
     6.5 Insurance.
     6.5.1 Beginning at the time any Product is being used or sold (including in any clinical trial) by Novavax or by an Affiliate or permitted sublicensee of Novavax, Novavax shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per occurrence with a $5,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (i) product liability coverage; and (ii) broad form contractual liability coverage for Novavax’s indemnification obligations under this Agreement. The minimum amounts of insurance coverage required shall not be construed to create a limit of Novavax’s liability with respect to its indemnification or other obligations under this Agreement. All insurance shall be procured with carriers having an A.M. Best rating of A- VII or better.
     6.5.2 Novavax shall provide Wyeth with a certificate of insurance upon request of Wyeth. Novavax shall provide Wyeth with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Novavax does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Novavax shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [ * * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
     6.5.3 Novavax shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (i) the period that any Product is being commercially distributed or sold; and (ii) a reasonable period after the period referred to in clause (i) above, which in no event shall be less than five (5) years.
     6.5.4 This Section 6.5 shall survive expiration or termination of this Agreement.
7   TERM AND TERMINATION
     7.1 Term. This Agreement will be effective as of the Effective Date and will remain in effect as long as there is at least one (1) claim of the Licensed Patent Rights that covers the manufacture, sale or use of any Product anywhere in the Territory.
     7.2 Termination by Wyeth.
     7.2.1 Termination for Cause.
7.2.1.1	By Indication. Wyeth shall have the right to terminate this Agreement and the license granted hereunder on an Indication-by-Indication basis upon Novavax’s material breach of its obligations under Section 2.4 for a particular Indication.

7.2.1.2	Entire Agreement. Wyeth shall have the right to terminate this Agreement and the license granted hereunder upon the happening of any of the following events:

(i) Novavax fails to pay or cause to be paid any payment which has become due to Wyeth under this Agreement within thirty (30) days after the due date and written notice from Wyeth to Novavax specifying the payments due;

(ii) Novavax is in material breach of or default under this Agreement other than any payment obligation referred to in clause (i) above or the obligations referred to in clause (ii) above and has not cured such breach or default within ninety (90) days after written notice from Wyeth to Novavax specifying the nature of such breach or default.
     7.3 Bankruptcy Event. Wyeth may, at its option, terminate this Agreement immediately upon notice to Novavax if a Bankruptcy Event occurs with respect to the Novavax.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [ * * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
     7.4 Termination after Challenge. If Novavax or any of its Affiliates or sublicensees determines to make, file or maintain any claim, demand, lawsuit, cause of action or other action or proceeding, including without limitation by reexamination, opposition, interference, declaratory judgment proceeding or invalidity or nullity proceeding, alleging that a Licensed Patent Right is invalid, unenforceable, or not infringed by the development, manufacture, use, sale, or importation of a Product (collectively, an “Action”), Novavax shall notify Wyeth in writing of such determination (such notice a “Challenge Notice”) no less than ninety (90) days prior to making or filing such Action in any court or other governmental organization. For clarity, any claims made by Novavax in the defense of infringement actions commenced by or on behalf of Wyeth or its Affiliates will not be treated as Actions for purposes of this Section 7.4. If Wyeth receives a Challenge Notice from Novavax, Wyeth may, at its option and in its sole discretion deem the receipt of the Challenge Notice to be a material breach of this Agreement and terminate this Agreement by providing written notice of termination to Novavax, and if Wyeth so chooses, sue Novavax for infringement and/or breach of contract in any forum of competent jurisdiction of Wyeth’s choosing; provided that the foregoing will not operate to waive any rights or defenses under law or equity. If Wyeth does not terminate the Agreement as provided in the previous sentence, then all amounts payable to Wyeth under this Agreement after the date of the Challenge Notice shall be doubled until such time as a court of competent jurisdiction or other governmental organization determines in an unappealed or unappealable decision that the subject Licensed Patent Rights are invalid or unenforceable, or, in the case of alleged non-infringement, that the Licensed Patent Rights are not infringed. For the avoidance of doubt, all such payments shall be made directly to Wyeth in accordance with the terms hereof and Novavax shall not have the right to make any such payments in or under any escrow arrangement. Novavax acknowledges and agrees that in the event that Novavax makes, files, or maintains an Action and/or fails to show that any Licensed Patent Right is invalid, unenforceable, or, in the case of asserted non-infringement, not infringed, Wyeth will suffer costs, expenses and damages that would be of uncertain amount and difficult to prove, and that in addition, if Novavax fails in any such Action, after such an outcome the Licensed Patent Right would be of even greater value than before such Action. Therefore, the Parties agree that in such event, the immediate increase in amounts payable under this Agreement contemplated in this Section 7.4 is a fair and reasonable amount both to compensate Wyeth for the unanticipated expense of defending such an Action against its own licensee and as liquidated damages that are proportionate to Wyeth’s presumable injury from such Action and, if applicable, the increased value of the Licensed Patent Rights that would result in such event. Application of this liquidated damages provision shall not prevent Wyeth from augmenting its protection by such other remedies as may be available. This Section 7.4 shall be of the essence of this Agreement.
     Notwithstanding anything to the contrary in this Agreement, if Novavax or any of its Affiliates or sublicensees is subject to a discovery request, subpoena or court order relating to one or more of the Licensed Patent Rights related to any Action (other than a discovery request, subpoena, court order, or Action initiated by or on behalf of Novavax or any of its Affiliates or sublicensees), Novavax, such Affiliate or such sublicensees shall provide prompt notice to Wyeth of such discovery request, subpoena or court order such that Wyeth may take any steps necessary to obtain a protective or other order. If reasonable efforts to obtain such protective or other order are unsuccessful, of if further delay in compliance with such discovery request, subpoena or court order is reasonably likely to result in a finding of contempt, Novavax, such Affiliate or such sublicensee may comply with such discovery request, subpoena or court order.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [ * * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
     7.5 Termination by Novavax. Novavax shall have the right to terminate this Agreement in whole or on an Indication-by-Indication basis upon ninety (90) days written notice to Wyeth given after the complete and final cessation of any and all activities relating to the development, manufacture for commercial purposes, commercialization, marketing or sale of Products, whether through the development, manufacture, commercialization, marketing or sale of Products or otherwise, and whether by Novavax, its Affiliates or permitted sublicensees.
     7.6 Effect of Expiration or Termination.
     7.6.1 Upon expiration or termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination.
     7.6.2 Upon termination of this Agreement for any reason, any sublicense granted hereunder with respect to which the sublicensee is not then in breach or default shall continue as a direct license between the sublicensee and the Wyeth on the terms of this Agreement, provided that the sublicensee agrees in writing, within thirty (30) days after termination of this Agreement, to be bound by the terms of this Agreement.
     7.6.3 The provisions of Article 8 (General) and Sections 5.2 (Infringement by Third Parties) (but only with respect to infringement occurring prior to termination), 6.1 (Indemnification), 6.2 (Warranty Disclaimer), 6.5 (Insurance) and 7.6 (Effect of Termination) shall survive any expiration or termination of this Agreement for any reason. In addition, Wyeth’s obligation pursuant to Section 2.4 and 3.3 to retain Novavax’s reports in confidence shall survive for a period of five (5) years after any expiration or termination of this Agreement for any reason.
     7.6.4 Novavax may, after termination of this Agreement, sell all Products which are in inventory at the time of termination, and complete and sell Products which Novavax can clearly demonstrate were in the process of manufacture at the time of such termination, provided that Novavax shall pay to Wyeth any Royalty Payments due on the sale of such Products and shall submit reports, in accordance with this Agreement.
8 GENERAL
     8.1 Assignment. This Agreement shall be binding upon and shall inure to the benefit of each Party and each Party’s respective transferees, successors and assigns, provided, however, that Novavax shall not have the right to assign this Agreement or its rights or obligations hereunder to any other Person without the prior written consent of the Wyeth other than as set forth in the next sentence. Novavax may assign this Agreement and all of its rights and obligations under this Agreement to any single Person to which Novavax transfers (whether by merger, stock sale, or sale of all or substantially all of the assets of Novavax) or licenses on an exclusive, worldwide basis all or substantially all of the assets and other rights and interests of Novavax necessary for, involved in or related to the development, manufacture, marketing, commercialization or importation of Products to which this Agreement relates; provided that the transferee or licensee of such assets, rights and interests must agree in writing with Wyeth to assume all obligations of Wyeth hereunder and to be bound by all of the terms and conditions of this Agreement and Novavax shall provide Wyeth with written notice of any such transaction promptly after consummation thereof. Any purported assignment in violation of the provisions of this paragraph shall be null and void.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [ * * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
     8.2 Publicity. Neither Party shall issue any news release or other public announcement relating to this Agreement, including any of its terms, or to the performance of either Party hereunder, without the prior written approval of the other Party. Once the text or substance of any announcement has been so approved, it may be repeated without further approval.
     8.3 Use of Name. Except as may be agreed to by the Parties pursuant to Section 8.2, neither Party shall use the name of the other in connection with this Agreement, the Licensed Patent Rights, the Products or any related matter in any press releases, public announcements or other publicity or advertising materials without the prior written approval of the other Party.
     8.4 Entire Agreement/Amendments. This Agreement constitutes the entire and only agreement between the Parties relating to Licensed Patent Rights, and all prior negotiations, representations, agreements and understandings are superseded hereby, except that the terms of the Confidential Disclosure Agreement between the Parties, dated as of December 6, 2005, will continue in accordance with its terms. No agreements amending, altering or supplementing the terms hereof may be made except by means of a written document signed by a duly authorized representative of each Party.
     8.5 Notices. Any notice, communication or payment required or permitted to be given or made hereunder shall be in writing and, except as otherwise expressly provided in this agreement, shall be deemed given or made and effective (i) when delivered personally; or (ii) when delivered by telex or telecopy (if not a payment); or (iii) when received if sent by overnight express; or (iv) upon confirmation of receipt if mailed by certified or registered mail, postage prepaid and return receipt requested, in each case addressed to Parties at their address stated below, or to such other address as such Party may designate by written notice in accordance with the provisions of this Section 8.5.

NOVAVAX:	Novavax, Inc.,
9920 Belward Campus Drive
Rockville, Maryland 20850
Fax: (240) 268-2022
Attention: Raymond J. Hage, Jr., SVP Commercial Operations

WYETH:	Wyeth Holdings Corporation
c/o Wyeth Pharmaceuticals
500 Arcola Road, CC-3
Collegeville, PA 19426
Fax: (484) 865-9301
Attention: Senior Vice President, Business Development
Pharma, and Head, Worldwide Licensing

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [ * * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.

With a copy to:	Wyeth
Five Giralda Farms
Madison, New Jersey 07940
Fax: (973) 660-7050
Attention: General Counsel
     8.6 Governing Law; Jurisdiction. This Agreement shall be construed and enforced in accordance with the domestic substantive laws of The State of New York without regard to any choice or conflict of laws rule or principle that would result in the application of the domestic substantive law of any other jurisdiction other than, in regard to any question affecting the construction or effect of any patent, the law of the jurisdiction under which such patent is granted. This Agreement shall not be subject to (i) the United Nations Conventions on Contracts for the International Sale of Goods; (ii) the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”); or (iii) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980. Any legal or other action hereunder shall be brought in the State and federal courts of New York. The Parties consent to the personal jurisdiction and venue of such courts in the event of any legal or other action.
     8.7 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS WHETHER SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THE FOREGOING SHALL NOT APPLY TO ANY CLAIM FOR INDEMNIFICATION UNDER SECTION 6.1. WYETH’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY NOVAVAX TO WYETH UNDER THIS AGREEMENT. The foregoing exclusions and limitations shall apply to all claims and actions of any kind, whether based on contract, tort (including but not limited to negligence), or any other grounds.
     8.8 Headings. Headings included herein are for convenience only, and shall not be used to construe this Agreement.
     8.9 Independent Contractors. For the purposes of this Agreement and all services to be provided hereunder, each Party shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venturer or employee of the other Party. Neither Party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly provided for herein or authorized in writing.
     8.10 Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall either be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [ * * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
     8.11 Force Majeure. Neither Party shall be responsible or liable to the other Party for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts or occurrences beyond the control of the nonperforming or delayed Party, including, but not limited to, acts of God, acts of government, wars, riots, strikes or other labor disputes, shortages of labor or materials, fires, and floods, provided the nonperforming or delayed Party provides to the other Party written notice of the existence of and the reason for such nonperformance or delay.
     8.12 No Waiver. Failure of either Party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved or to terminate this Agreement arising out of any subsequent default or breach.
     8.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original document, but all of which shall constitute the same agreement.
     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

NOVAVAX, INC.		WYETH HOLDINGS CORPORATION

By:	/s/ Raymond J. Hage, Jr.	By:	/s/ Robert J. Smith

Name: Raymond J. Hage, Jr.		Name: Robert J. Smith

Title: SVP Commercial Operations		Title: Senior Vice President

CONFIDENTAL
SCHEDULE 1
LICENSED PATENT RIGHTS
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